Exhibit 99.4

Electronic Data Systems Corporation

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

(dollars in millions)

	Years Ended December 31,
	2003	2002	2001	2000	1999
Fixed charges:
Interest and related charges on debt and redeemable preferred stock dividends of subsidiaries	$301	$259	$247	$210	$150
Portion of rentals deemed to be interest	329	294	337	313	346

Total fixed charges	630	553	584	523	496
Earnings available for fixed charges:
Income (loss) from continuing operations before income taxes	(543)	1,393	2,211	1,706	541
Minority interest in consolidated subsidiaries and (income) losses of equity investees	(1)	(9)	(9)	(4)	(7)
Total fixed charges per above	630	553	584	523	496

Earnings available for fixed charges	86	1,937	2,786	2,225	1,030

Coverage (deficiency)	(544)	1,384	2,202	1,702	534
Ratio of earnings to fixed charges	—	3.5	4.8	4.3	2.1